Exhibit 23.3

CONSENT OF AUSENCO ENGINEERING CANADA ULC

The undersigned hereby consents to the inclusion in or incorporation by reference in the prospectus supplement to the registration statement on Form S-3 (the “Registration Statement”) of Trilogy Metals Inc. being filed with the U.S. Securities and Exchange Commission (“SEC”), to:

•	references to the Ausenco Engineering Canada ULC’s name as corporate successor to Ausenco Engineering Canada Inc. (“Ausenco”) name and to the use of, or the incorporation by reference of the following two technical report summaries,

i.	the technical report summary titled “Arctic Project, Technical Report Summary, Ambler Mining District, Alaska” dated effective November 30, 2022 (the “Arctic TRS”) and

ii.	the technical report summary titled the “S-K 1300 Technical Report Summary on the Initial Assessment of the Bornite Project, Northwest Alaska, USA” dated November 30, 2024 (the “Bornite TRS”), and

•	the use of scientific and technical information, from the Arctic TRS and the Bornite TRS (collectively, the “Technical Information”) for which Ausenco was responsible authoring in each Technical Report Summary, which comply with the requirements under Subpart 1300 of Regulation S-K promulgated by the SEC, including extracts from or summaries of the Technical Information.

DATED: November 6, 2025

Ausenco Engineering Canada ULC as corporate successor to Ausenco Engineering Canada Inc.

/s/ Steven Klohn
Name: Steven Klohn Title: Director, Technical Services